The Cyber Group Network Corporation
                        A Nevada Corporation







                             Exhibit 23

             Consents of Independent Public Accountants

Michael F. De Luca, CPA
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23001 E. La Palma Ave.
SUITE 220A
Yorba Linda, CA 92887



                           August 17, 2000


To Whom It May Concern:

         The firm of Michael F. De Luca, Certified Public Accountant consents to the inclusion of my report of August 15, 2000, on the Financial Statements of The Cyber Group Network Corporation in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,



Michael F. De Luca, CPA